Exhibit 99.1
Consent of Independent Valuation Expert

Carter Validus Mission Critical REIT II, Inc.

We hereby consent to the reference to our name and description of our role in the valuation process of certain real estate assets of Carter Validus Mission Critical REIT II, Inc. (the “Company”) referred to in Supplement No. 8 dated September 30, 2016 to Carter Validus Mission Critical REIT II, Inc.’s prospectus dated April 27, 2016 contained in the Registration Statement on Form S-11 (SEC File No. 333-191706). In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
September 30, 2016